Exhibit 99(b)

FOR IMMEDIATE RELEASE

For further information, contact
Wesley Davidson	708-450-3145
Dan Stone	708-450-3005

Alberto-Culver Continues Sales and Earnings Growth

In 2003 Second Quarter, First Half;

Notches First $700MM Sales Quarter

Melrose Park, IL (April 24, 2003)—The Alberto-Culver Company (NYSE: ACVA, ACV) today reported a 15.9 percent increase in its net earnings on a sales increase of 7.5 percent for the second quarter of its fiscal year 2003 which ended March 31, 2003. For the first half of the fiscal year company net earnings increased 19.3 percent on a 10.4 percent sales increase. Net earnings for the quarter were $37.9 million versus $32.7 million for the second quarter of fiscal year 2002. Net earnings for the half were $73.9 million compared to $61.9 million.

Diluted earnings per share for the quarter were 63 cents, compared with 55 cents in the prior year. Basic earnings per share for the quarter were 65 cents versus 57 cents in fiscal 2002. For the first half, diluted earnings per share were $1.23 and basic earnings per share were $1.27 compared with $1.05 and $1.09 respectively in the first half of fiscal 2002.

Sales for the quarter increased to $707 million compared to $657.8 million in the prior year, marking the first quarter in the company’s history in which it had achieved over $700 million in sales. For the half, total company sales were $1.4 billion compared to first half fiscal 2002 sales of $1.27 billion.

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Alberto-Culver Earnings—Fiscal 2003 Second Quarter, 6 Months                                                                                           Page  2

Howard B. Bernick, President and Chief Executive Officer of Alberto-Culver, said that he was encouraged that the company’s consumer packaged goods and professional beauty supply distribution businesses had again been able to achieve very positive top and bottom line growth results “in a quarter impacted by very difficult winter weather conditions, this year’s late timing of the Easter holiday and a worldwide retail shopping slowdown caused by sluggish economies and the war in Iraq.”

“We have continued to see significant strength in our St. Ives skin care business in North America and in our global hair care businesses, driven by Alberto VO5 and TRESemme as we continue to outpace the categories in which we compete. Worldwide consumer product sales and profits were each up at double-digit rates for the quarter” Mr. Bernick added. “Sally and Beauty Systems Group – the world’s largest professional beauty products distributors — continued to grow steadily as well, achieving record sales and record earnings results for the quarter and the six-months.”

“In intensely competitive categories, and in an unsettled economic environment, we continue to execute well,” Mr. Bernick said. “In addition to maintaining a solid sales growth pace, we have been able to continue a focus on controlling costs and using the contributions from our efforts both to reinvest in our businesses while continuing to improve profit margins again this year as well.”

Mr. Bernick concluded that he believed the company’s strong first half had positioned Alberto-Culver to be able to produce its twelfth consecutive year of record sales and record profits for the 2003 fiscal year ending September 30.

Also today, the Alberto-Culver Board of Directors approved the payment of the company’s regular quarterly cash dividend of 10.5 cents per share on both the company’s ACV and ACVA shares. The dividend will be paid May 20, 2003 to stockholders of record May 5, 2003.

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Alberto-Culver Earnings—Fiscal 2003 Second Quarter, 6 Months                                                                                           Page  3

Corporate Conference Call Details

Mr. Bernick said the company would discuss the second quarter and first half results with investors in a conference call to be held today— April 24—at 3:30pm EDT. The dial-in number for the call is 888-792-1093. The number for a replay of the conference call—available for seven days—is 888-266-2081, passcode 6470488. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials section and at www.companyboardroom.com.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemme in the United States and internationally. The Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands from manufacturers such as Matrix, Redken, Paul Mitchell, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of our markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, variations in currency exchange rates, changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver Earnings—Fiscal 2003 Second Quarter, 6 Months                                                                                           Page  4

Consolidated Condensed Statements of Earnings (Unaudited)

Three Months Ended March 31	2003	2002
Net sales	$706,956,000	657,762,000
Cost of products sold	349,068,000	336,822,000

Gross profit	357,888,000	320,940,000
Advertising, marketing, selling and administrative	293,006,000	264,554,000

Operating earnings	64,882,000	56,386,000
Net interest expense	5,734,000	6,155,000

Earnings before income taxes	59,148,000	50,231,000
Provision for income taxes	21,293,000	17,581,000

Net earnings	$37,855,000	32,650,000

Net earnings per share:
Basic	$0.65	0.57
Diluted	$0.63	0.55

Weighted average shares outstanding:
Basic	58,216,000	57,309,000
Diluted	59,996,000	59,299,000

Six Months Ended March 31	2003	2002
Net sales	$1,403,732,000	1,272,022,000
Cost of products sold	701,356,000	647,407,000

Gross profit	702,376,000	624,615,000
Advertising, marketing, selling and administrative	575,637,000	517,833,000

Operating earnings	126,739,000	106,782,000
Net interest expense	11,316,000	11,484,000

Earnings before income taxes	115,423,000	95,298,000
Provision for income taxes	41,552,000	33,354,000

Net earnings	$73,871,000	61,944,000

Net earnings per share:
Basic	$1.27	1.09
Diluted	$1.23	1.05

Weighted average shares outstanding:
Basic	58,109,000	57,077,000
Diluted	59,872,000	58,890,000

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Alberto-Culver Earnings—Fiscal 2003 Second Quarter, 6 Months                                                                                           Page  5

Consolidated Condensed Balance Sheets (Unaudited)

	March 31
	2003	2002
Assets
Cash, cash equivalents and short-term investments	$246,893,000	100,569,000
Accounts receivable, net	204,988,000	208,733,000
Inventories	547,138,000	508,927,000
Other current assets	40,079,000	23,844,000

Total current assets	1,039,098,000	842,073,000
Property, plant and equipment, net	248,533,000	247,081,000
Goodwill and trade names, net	431,097,000	408,625,000
Other assets, net	72,916,000	63,896,000

Total assets	$1,791,644,000	1,561,675,000

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$3,357,000	3,268,000
Accounts payable, accrued expenses and income taxes	424,059,000	395,723,000

Total current liabilities	427,416,000	398,991,000
Long-term debt	320,284,000	321,122,000
Other liabilities and deferred taxes	89,750,000	69,241,000
Stockholders’ equity	954,194,000	772,321,000

Total liabilities and stockholders’ equity	$1,791,644,000	1,561,675,000

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